Exhibit 99.2
For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649
FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Director
Phone: 989-779-6309 Fax: 989-775-5501
Mt. Pleasant, Michigan, July 24, 2009 — Dennis P. Angner, President and CEO of Isabella Bank Corporation (ISBA) announced today second quarter net income of $2.20 million versus $1.69 million for the same period in 2008, a $510,000 increase. The increase in the second quarter 2009 net income was related principally to an increase in the net interest margin of $499,000. Year to date 2009 net income of $3.53 million declined $88,000 when compared to the same period in 2008. 2009 net income was significantly impacted by a $1.22 million increase in Federal Deposit Insurance (FDIC) premiums. Assets as of June 30, 2009 were $1.10 billion; and assets under management, which includes loans sold and serviced, trust assets, and assets in the Corporation’s Raymond James brokerage operations, were $1.63 billion.
The provision for loan losses for the second quarter was $3.0 million, an increase of $207,000 when compared to the same period in 2008 as the Corporation continues to conservatively maintain an adequate allowance for loan loss in light of the most severe recession in the past 60 years. The allowance for loan losses as a percentage of total loans was 1.66% at June 30, 2009 versus 1.63% at year end 2008. FDIC premiums for the first six months increased from $85,000 in 2008 to $1.30 million in 2009. This increase in FDIC premiums will continue for the foreseeable future as the FDIC is required, by law, to rebuild its reserves which have been depleted by the elevated number of bank failures.
The Corporation’s asset quality as of June 30, 2009 continues to be good as evidenced by a relatively low 0.96% of total assets that are classified as “non-performing”. The Corporation’s risk based capital to risk adjusted total assets ratio of 13.90% at the end of the second quarter is considered to be exceptionally strong when compared to the 8.0% required to be categorized as adequately capitalized under the Federal Reserve Board’s risk based capital rules.
The Corporation also announced the introduction of its improved investor website. The site contains current market price and stock information, financial statements, and press releases for the Corporation. The investor website was designed to improve communications with ISBA shareholders. Shareholders are encouraged to visit the site at www.isabellabank.com and click on the Investor Relations Tab.
If you have any comments or questions please feel free to call Mr. Angner at 989-779-6234 or e-mail him at dangner@isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended June 30, 2009, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.